PROMISSORY NOTE

Borrower: ARIZONA INSTRUMENT CORPORATION      Lender:     Silicon Valley Bank
          4144 East Wood Street               Embarcadero/National Accounts
          Phoenix, AZ 85040                   1731 Embarcadero, Suite 220
                                                  Palo, CA 94303

Principal Amount: $1,250,000.00
Initial Rate: 10.750%
Date of Note: November 7, 1995

PROMISE TO PAY. ARIZONA INSTRUMENT CORPORATION ("Borrower") promises to pay to Silicon Valley Bank ("Lender"), or order, in lawful money of the United States of America, the principal amount of One Million Two Hundred Fifty Thousand & 00/100 Dollars ($1,250,000.00), together with Interest on the unpaid principal balance from November 7, 1995, until paid In full.

PAYMENT. Subject to any payment changes resulting from changes In the Index, Borrower will pay this loan in 41 principal payments of $29,761.91 each and one final principal and Interest payment of $30,028.31. Borrowees first principal payment is due December 7,1995, and all subsequent principal payments are due on the same day of each month after that. In addition, Borrower will pay regular monthly payments of all accrued unpaid Interest due as of each payment date. Borrowees first interest payment is due December 7, 1995, and all subsequent Interest payments are due on the same day of each month after that. Borrower's final payment due May 7, 1999, will be for all principal and accrued Interest not yet paid. Interest on this Note is computed on a 365/360 simple interest basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. Borrower will pay Lender at Lendees address shown above or at such other place as Lender may designate in writing. Unless otherwise agreed or required by applicable law, payments will be applied first to accrued unpaid interest, then to principal, and any remaining amount to any unpaid collection costs and late charges.

VARIABLE INTEREST RATE. The interest rate on this Note is subject to change from time to time based on changes in an index which is Lenders Prime Rate (the "Index). This is the rate Lender charges, or would charge, on 90-day unsecured loans to the most creditworthy corporate customers. This rate may or may not be the lowest rate available from Lender at any given time. Lender will tell Borrower the current Index rate upon Borrowees request. Borrower understands that Lender may make loans based on other rates as well. The interest rate change will not occur more often than each time the prime rate is adjusted by Silicon Valley Bank. The Index currently Is 8.750% per annum. The Interest rate to be applied to the unpaid principal balance of this Note will be at a rate of
2.000 percentage points over the Index, resulting In an Initial rate of 10.750% per annum. NOTICE: Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law.

PREPAYMENT. Borrower agrees that all loan fees and other prepaid finance charges are earned fully as of the date of the loan and will not be subject to refund upon early payment (whether voluntary or as a result of default), except as otherwise required by law. Except for the foregoing, Borrower may pay without penalty all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrowers obligation to continue to make payments under the payment schedule. Rather, they will reduce the principal balance due and may result in Borrower making fewer payments.

DEFAULT. Borrower will be in default if any of the following happens: (a) Borrower fails to make any payment when due. (b) Borrower breaks any promise Borrower has made to Lender, or Borrower fails to comply with or to perform when due any other term, obligation, covenant, or condition contained in this Note or any agreement related to this Note, or in any other agreement or loan Borrower has with Lender and has not been removed, cured, discharged or rescinded within ten (10) days. (c) Borrower defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person, in an amount in excess of Two Hundred Thousand Dollars ($200,000.00), that may materially affect any of Borrowers property or Borrowees ability to repay this Note or perform Borrowees obligations under this Note or any of the Related Documents. (d) Any representation or statement made or fumished to Lender by Borrower or on Borrowers behalf is false or misleading in any material respect either now or at the time made or furnished. (e) Borrower becomes insolvent or an insolvency proceeding is commenced against Borrower and is not dismissed or stayed within thirty (30) days (provided that no advances will be made prior to the dismissal of such insolvency proceeding), a receiver is appointed for any part of Borrowers property, Borrower makes an assignment for the benefit of creditors, or any proceeding is commenced either by Borrower or against Borrower under any bankruptcy or insolvency laws. (f) Any creditor tries to take any of Borrowers property on or in which Lender has a lien or security interest. This includes a gamishment of any of Borrowees accounts with Lender. (g) Any of the events described in this default section occurs with respect to any guarantor of this Note. (h) A material adverse change occurs in Borrowees financial condition, or Lender believes the prospect of payment or performance of the Indebtedness is impaired.

LENDER'S RIGHTS. Upon default, Lender may declare the entire unpaid principal balance on this Note and all accrued unpaid interest immediately due, without notice, and then Borrower will pay that amount. Upon Borrowees failure to pay all amounts declared due pursuant to this section, including failure to pay upon final maturity, Lender, at its option, may also, if permitted under applicable law, do one or both of the following: (a) increase the variable interest rate on this Note to 7.000 percentage points over the Index, and (b) add any unpaid accrued interest to principal and such sum will bear interest therefrom until paid at the rate provided in this Note (including any increased rate). Lender may hire or pay someone else to help collect this Note if Borrower does not pay. Borrower also will pay Lender that amount. This includes, subject to any limits under applicable law, Lendees attorneys' fees and Lenders legal expenses whether or not there is a lawsuit, including attorneys' fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated postjudgment collection services. Borrower also will pay any court costs, in addition to all other sums provided by law. This Note has been delivered to Lender and accepted by Lender in the State of California. If there Is a lawsuit Borrower agrees upon Lender's request to submit to the jurisdiction of the courts of Santa Clara County, the State of California. Lender and Borrower hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by either Lender or Borrower against the other. (Initial Here ) This Note shall be governed by and construed In accordance with the laws of the State of California.

REQUEST TO DEBIT ACCOUNTS. Borrower will regularly deposit all funds received from its business activities in accounts maintained by Borrower at Silicon
Valley Bank. Borrower hereby requests and authorizes Lender to debit any of Borrowees accounts with Lender, specifically, without limitation, Account Number for payments of principal and interest due on the loan and any other obligations owing by Borrower to Lender.

Lender will notify Borrower of all debits which Lender makes against Borrowers accounts. Any such debts against Borrowees accounts in no way shall be deemed a set-off.

LOAN AND SECURITY AGREEMENT. This Note is subject to and shall be governed by all the terms and conditions of the Amended and Restated Loan and Security Agreement (Domestic Loan) dated March 15, 1995, between Lender and Borrower, as the same may be amended from time to time, which Amended and Restated Loan and Security Agreement (Domestic Loan) is incorporated herein by this reference.

LOAN FEE. This Note is subject to a loan fee in the amount of Ten Thousand and 00/1 00 Dollars ($1 0,000.00) plus all out-of-pocket expenses.

ADDITIONAL PAYMENTS. Notwithstanding anything to the contrary contained in the paragraph entitled "Payment", repayment of this Note shall be accelerated to the extent Borrower generates excess cash flow. Excess cash flow is defined as the residual proceeds from the following calculation: Quarterly net income plus depreciation and non cash charges; less capital expenditures, scheduled principal payments on all indebtedness and aggregate increase in net working capital. This calculation will be performed quartely. Such additional payments shall be due 45 days after close of each fiscal quarter at a rate of fifty percent (50%) of the excess cash flow calculation ("Additional Payments'). Additional Payments shall be credited to this Note as payment schedule in the inverse order of maturity (i.e. to the backened of this Note repayment schedule).

GENERAL PROVISIONS. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive any applicable statute of limitations presentment, demand for payment, protest and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan, or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lendees security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made.



PRIOR TO SIGNING THIS NOTE, BORROWER HAS READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS. BORROWER AGREES TO THE TERMS OF THE NOTE AND ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THE NOTE.

BORROWER:

ARIZONA INSTRUMENT CORPORATION


By:__________________________
Name:________________________
Title:_________________________